UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2014

EQUAL ENERGY LTD.

(Exact name of registrant as specified in its charter)

Alberta, Canada	001-34759	98-0533758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4801 Gaillardia Parkway, Suite 325

Oklahoma City, OK 73142

(Address of principal executive offices, including zip code)

(405) 242-6000

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 30, 2014, Equal Energy Ltd. (the “Company”) amended a Gas Purchase and Processing Agreement with Scissortail Energy LLC (“Scissortail”), a subsidiary of Kinder Morgan. Equal previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2013, that the agreement would terminate on April 30, 2014. The primary amendments to the agreement extend its term to July 31, 2021, and revise the pricing formula, which will go into effect on August 1, 2014. The impact on Equal’s 2014 cash flow is expected to be a reduction of about $1.3 million based on recent production levels and forward realized pricing of $35.70/bbl for NGL and $4.16/mmbtu for gas.

Equal and Scissortail have been in discussions concerning the Agreement since early February. The amendment reflects changes in the midstream marketplace over the six years since the original agreement was put into place, especially the competition for gas processing in an environment of increasing gas supply. The Agreement covers over 90% of Equal’s current gas production and secures a market for that production and planned future drilling for the next seven years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUAL ENERGY LTD.

Dated: May 6, 2014	By:	/s/ SCOTT SMALLING
Name: Scott Smalling
Title: Senior Vice President and CFO